Exhibit 4.2

(Face of Security)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO BARCLAYS BANK PLC, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY PURCHASING THIS SECURITY, THE HOLDER AGREES TO CHARACTERIZE THIS SECURITY FOR ALL U.S. FEDERAL INCOME TAX PURPOSES AS PROVIDED IN SECTION 10 ON THE FACE OF THIS SECURITY.

CUSIP No. 06741K106	ISIN: US06741K1060

BARCLAYS BANK PLC

GLOBAL MEDIUM-TERM NOTES, SERIES A

iPath® Long Enhanced S&P 500 VIX Mid-Term FuturesTM ETN (II) due July 12, 2021

The following terms apply to this Security. Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security.

Face Amount: $[            ] equal to [            ] Securities at $30 per Security

Inception Date: July 8, 2011

Original Issue Date: July 13, 2011

Principal Amount per Security: $30

Interest Rate: The principal of this Security shall not bear interest.

Index: S&P 500® VIX Mid-Term FuturesTM Total Return Index

Index Sponsor: Standard & Poor’s Financial Services LLC

Payment at Maturity: At maturity, the Holder will receive a cash payment equal to the Closing Indicative Note Value of the Securities on the Final Valuation Date.

Closing Indicative Note Value: The Closing Indicative Note Value for each Security on the Initial Valuation Date will equal $30. On any subsequent calendar day until maturity or redemption, the Closing Indicative Note Value per Security will equal (a) the Long Index Amount on such calendar day minus (b) the Financing Level on such calendar day; provided that if such calculation results in a negative value, the Closing Indicative Note Value will be $0.

Long Index Amount: On the Initial Valuation Date, the Long Index Amount for each Security will be equal to $60, or two times the Principal Amount per Security. On any subsequent calendar day until maturity or redemption, the Long Index Amount for each Security will equal the product of (a) the Long Index Amount on the Initial Valuation Date times (b) the Index Performance Factor on such calendar day.

Index Performance Factor: On the Initial Valuation Date, the Index Performance Factor will equal 1. On any subsequent calendar day until maturity or redemption, the Index Performance Factor will equal (a) the Closing Level of the Index on such calendar day (or, if such a calendar day is not an Index Business Day, the Closing Level of the Index on the immediately preceding Index Business Day) divided by (b) the Closing Level of the Index on the Initial Valuation Date.

Financing Level: On the Initial Valuation Date, the Financing Level for each Security will equal $30. On any subsequent calendar day until maturity or redemption, the Financing Level for each Security will equal the sum of (a) the Financing Level on the immediately preceding calendar day plus (b)

(Face of Security continued on next page)

the Daily Financing Charge plus (c) the Daily Investor Fee.

Daily Financing Charge: On the Initial Valuation Date, the Daily Financing Charge for each Security will equal $0. On any subsequent calendar day until maturity or redemption, the Daily Financing Charge for each Security will equal the product of (a) the Financing Level on the immediately preceding calendar day times (b) the Financing Rate divided by (c) 360.

Financing Rate: The Financing Rate will equal the sum of (a) 0.89% plus (b) the most recent 3-month London InterBank Offered Rate (LIBOR) fixing for U.S. dollars effective on the immediately preceding business day, as published by the British Bankers’ Association (the “3-month LIBOR rate”). The fixing is conducted each day at 11:00 a.m. (London time) and published on Bloomberg page “US0003M Index”.

Daily Investor Fee: On the Initial Valuation Date, the Daily Investor Fee for each Security will equal $0. On any subsequent calendar day until maturity or redemption, the Daily Investor Fee per Security will equal the product of (a) the Closing Indicative Note Value on the immediately preceding calendar day times (b) the Fee Rate divided by (c) 365.

Fee Rate: 0.89%.

Holder Redemption: Subject to the notification requirements set forth in the Prospectus, the Holder may redeem Securities on any Holder Redemption Date during the term of the Securities, subject to an intervening Automatic Termination Event. In such event, the Holder will receive a cash payment in U.S. dollars for each Security on the applicable Holder Redemption Date in an amount equal to the Closing Indicative Note Value on the applicable Valuation Date. The Holder must redeem at least 25,000 of the Securities at one time in order to exercise the right to redeem the Securities on any Holder Redemption Date.

Redemption Charge: The Redemption Charge is a one-time charge imposed upon Holder Redemption and is equal to 0.05% times the Closing Indicative Note Value on the applicable Valuation Date.

Holder Redemption Date: The third Business Day following each Valuation Date (other than the Final Valuation Date). The final Holder Redemption Date will be the third Business Day following the Valuation Date that is immediately prior to the Final Valuation Date.

Issuer Redemption: The Company may redeem the Securities (in whole but not in part) at its sole discretion any Trading Day on or after the Inception Date until and including maturity (“Issuer Redemption”). To exercise its right to redeem the Securities, the Company must deliver notice to the Holder of such Securities not less than ten calendar days prior to the Redemption Date specified by the Company in such issuer redemption notice. If the Company redeems the Securities, the Holder will receive a cash payment in U.S. dollars per Security in an amount equal to the applicable Closing Indicative Note Value on the applicable Valuation Date.

Issuer Redemption Date: The date specified by the Company in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which the Company delivers such notice.

Automatic Termination Event: The Company will automatically redeem the Securities (in whole only, but not in part) if, on any Valuation Date prior to or on the Final Valuation Date, the Intraday Indicative Note Value is less than or equal to the Automatic Termination Level, which is 33.33% of the principal amount per

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Security, or $10.00 for each Security. The Company will redeem the Securities on the Automatic Redemption Date. Upon such redemption, the Holder will receive a cash payment in U.S. dollars equal to the Automatic Redemption Value.

Automatic Termination Date: Any Valuation Date on which an Automatic Termination Event occurs.

Automatic Redemption Date: The fifth Business Day following the Automatic Termination Date; provided that if calculation of the Automatic Redemption Value is postponed as a result of a Market Disruption Event, the Automatic Redemption Date will be the fifth Business Day after the Automatic Redemption Value is calculated.

Automatic Redemption Value: The Automatic Redemption Value will be equal to the Closing Indicative Note Value on the Automatic Termination Date. The Automatic Redemption Value shall not be greater than 33.33% of the principal amount for each Security, or $10.00 for each Security and shall not be less than $0 per Security.

Intraday Indicative Note Value: The Intraday Indicative Note Value for each Security on any Trading Day until maturity or redemption of the Securities will equal (a) the Intraday Long Index Amount minus (b) the Financing Level on the immediately preceding calendar day; provided that if such calculation results in a negative value, the Intraday Indicative Note Value will be $0.

Intraday Long Index Amount: The Intraday Long Index Amount on any Trading Day will equal the product of (a) two times (b) the Principal Amount per Security times (c) the Intraday Index Performance Factor.

Intraday Index Performance Factor: The Intraday Index Performance Factor will equal (a) the most recently published level of the Index divided by (b) the closing level of the Index on the Initial Valuation Date.

Calculation Agent: Barclays Bank PLC

Defeasance: Neither full defeasance nor covenant defeasance applies to this Security.

Listing: NYSE Arca stock exchange.

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“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500™” and “S&P 500 VIX Mid-Term Futures™” are trademarks of S&P and have been licensed for use by Barclays. “VIX” is a registered trademark of the CBOE and has been licensed for use by S&P.

The Securities are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities or in the ability of either Index to track market performance. S&P’s and CBOE’s only relationship to Barclays is the licensing of certain trademarks and trade names of S&P, CBOE and the Index which are determined, composed and calculated by S&P without regard to Barclays or the Securities. S&P has no obligation to take the needs of Barclays or the owners of the Securities into consideration in determining, composing or calculating the Index. S&P and CBOE are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities is to be converted into cash. S&P and CBOE have no obligation or liability in connection with the administration, marketing or trading of the Securities.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS, INCLUDING CBOE, GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS, INCLUDING CBOE, SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P AND CBOE MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS, INCLUDING CBOE, BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

OTHER TERMS:

All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture. Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

“Business Day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

“Calculation Agent” means Barclays Bank PLC or such other party as may be nominated as successor Calculation Agent with respect to the Securities by Barclays Bank PLC.

“Default Amount” means, on any day, an amount in U.S. dollars, as determined by the Calculation Agent , equal to the cost of having a Qualified Financial Institution (selected as provided below) expressly assume the due and punctual payment of the principal of this Security, and the performance or observance of every covenant hereof and of the Indenture on the part of the Company to be performed or observed with respect to this Security (or to undertake other obligations providing substantially equivalent economic value to the Holder of this Security as the Company’s obligations hereunder). Such cost will equal (i) the lowest amount that a Qualified Financial Institution would charge to effect such assumption (or undertaking) plus (ii) the reasonable expenses (including reasonable attorneys’ fees) incurred by the Holder of this Security in preparing any documentation necessary for such assumption (or undertaking). During the Default Quotation Period, each Holder of this Security and the Company may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect such assumption (or undertaking) and notify the other in writing of such quotation. The amount referred to in clause (i) of this paragraph will equal the lowest (or, if there is only one, the only) quotation so obtained, and as to which notice is so given, during the Default Quotation Period; provided that, with respect to any quotation, the party not obtaining such quotation may object, on reasonable and significant grounds, to the effectuation of such assumption (or undertaking) by the Qualified Financial Institution providing such quotation and notify the other party in writing of such grounds within two Business Days after the last day of the Default Quotation Period, in which case such quotation will be disregarded in determining the Default Amount. The “Default Quotation Period” will be the period beginning on the day the Default Amount first becomes due and ending on the third Business Day after such due date, unless no such quotation is so obtained, or unless every such quotation so obtained is objected to within five Business Days after such due date as provided above, in which case the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice is given of such quotation as provided above, unless such quotation is objected to as provided above within five Business Days after such first Business Day, in which case the Default Quotation Period will continue as provided in this sentence. Notwithstanding the foregoing, if the Default Quotation Period (and the subsequent two Business Day objection period) has not ended prior to the Final Valuation Date, then the Default Amount will equal the Face Amount.

“Index Business Day” means a day on which (1) it is a business day in New York City and (2) trading is generally conducted on the CBOE.

“Market Disruption Event means, with respect to the Securities, in the opinion of the Calculation Agent and determined in its sole discretion: (i) S&P does not publish the level of the Index on any Index Business Day; (ii) a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the S&P 500® Index on the Relevant Exchanges (as defined below) for such securities occurs for more than two hours of trading (one hour on any day that is an “index roll date” for purposes of calculation the VIX Index or any relevant successor index) during, or during the one hour period preceding the close of, the principal trading session on such Relevant Exchange; (iii) a breakdown or failure in the price and trade reporting systems of any Relevant Exchange for the S&P 500® Index occurs as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the S&P 500® Index are materially inaccurate (a) during the one hour preceding the close of the principal trading session on such Relevant Exchange or (b) during any one hour period of trading on such Relevant Exchange or on any day that is an “index roll date” for purposes of calculating the VIX Index or any relevant successor index; (iv) a suspension, absence or material limitation of trading on any Relevant Exchange for the VIX Index (or any relevant successor index) occurs for more than two hours of trading (one hour on any day that is an “index roll date” for purposes of calculation the VIX Index or any relevant successor index) during, or during the one hour period preceding the close of, the principal trading session on such Relevant Exchange; (v) a breakdown or failure in the price and trade reporting systems of the Relevant Exchange for the VIX Index (or any relevant successor index) occurs as a result of which the reported trading prices for SPX Options or futures on the VIX Index (or futures on any relevant successor index) during the one hour period preceding, and including, the scheduled time at which the value of SPX Options is calculated for purposes of the VIX Index (or any relevant successor index) are materially inaccurate; (vi) a decision to permanently discontinue trading in SPX Options or futures on the VIX Index (or futures on any relevant successor index) occurs; (vii) on any Index Business Day, the occurrence or existence of a lack of, or a material decline in, the liquidity in the market for trading in any futures contract underlying the Index occurs; (viii) any event or any condition (including without limitation any event or condition that occurs as a result of the enactment, promulgation, execution, ratification, interpretation or application of, or any change in or amendment to, any law, rule or regulation by an applicable governmental authority) that results in an illiquid market for trading in any futures contract underlying the Index occurs; or (ix) the declaration or continuance of a general moratorium in respect of banking activities occurs in any relevant city. For purposes of determining whether a Market Disruption Event has occurred, (A) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange for the S&P 500® Index or the VIX Index (or any relevant successor index); (B) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by S&P) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading; (C) a suspension of trading in an SPX Option or a futures contract on the VIX Index (or futures contract on any relevant successor index) by the Relevant Exchange for the VIX Index (or any relevant successor index) by reason of a price change exceeding limits set by such relevant exchange, an imbalance of orders relating to such options, or a disparity in bid and ask quotes relating to such options will, in each such case, constitute a suspension, absence or material limitation of trading on such Relevant Exchange; and (D) a “suspension, absence or material limitation of trading” on any Relevant Exchange will not include any time when such Relevant Exchange is itself closed for trading under ordinary circumstances. “Relevant exchange” means, with respect to the S&P 500® Index, the primary exchange or market of trading for any equity security (or any combination thereof) then included in the S&P 500® Index or, with respect to the VIX Index or any relevant successor index, the primary exchange or market for SPX Options or futures on the VIX Index (or futures on any relevant successor index).

“Maturity Date” means July 12, 2021, or, if such day is not a Business Day, the next succeeding Business Day; provided, however, if the fifth business day before this day does not qualify as a Valuation Date, then the Maturity Date will be the fifth Business Day following the Final Valuation Date.

“Qualified Financial Institution” means, at any time, a financial institution organized under the laws of any jurisdiction in the United States of America or Europe that at such time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

“Scheduled Trading Day” means, in respect of the Index, any day on which (a) the value of the Index is published, and (b) trading is generally conducted on the markets on which the securities comprising the Index are traded, in each case as determined by the Calculation Agent in its sole discretion.

“Trading Day” means a day on which (1) it is a business day in New York City, (2) trading is generally conducted on the NYSE Arca, and (3) trading is generally conducted on the markets on which the components of the Index, are traded, as determined by the Calculation Agent in its sole discretion.

“Valuation Date” each Trading Day from July 8, 2011 to July 2, 2021, subject to postponement as a result of Market Disruption Events, such postponement not to exceed five Trading Days. We refer to July 8, 2011 as the “Initial Valuation Date” and July 2, 2021 as the “Final Valuation Date”.

1. Promise to Pay at Maturity or Upon Early Redemption

Barclays Bank PLC, a public limited company duly organized and existing under the laws of England and Wales (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay (or cause to be paid) to Cede & Co., as nominee for The Depository Trust

Company, or registered assigns, the amount as calculated and provided under (i) “Holder Redemption” and elsewhere on the face this Security on the applicable Holder Redemption Date, in the case of any Securities in respect of which the Holder exercises such Holder’s right to require the Company to redeem such Holder’s Securities prior to the Maturity Date, (ii) “Issuer Redemption” and elsewhere on the face this Security on the applicable Issuer Redemption Date, in the case the Company exercises its right to redeem the Securities prior to the Maturity Date, (ii) “Automatic Termination Event” and elsewhere on the face of this Security on the applicable Automatic Redemption Date, in the case of a Automatic Termination Event and (iii) “Payment at Maturity” and elsewhere on the face of this Security, on the Maturity Date.

2. Payment of Interest

The principal of this Security shall not bear interest.

3. Discontinuance or Modification of the Index; Market Disruption Event

If the Index Sponsor discontinues publication of the Index, and Barclays Capital or any other person or entity publishes an index that the Calculation Agent determines is comparable to the discontinued Index and the Calculation Agent approves such index as a successor index, then the Calculation Agent will determine the value of the Index on the applicable Valuation Date and the amount payable on the Maturity Date or any Redemption Date by reference to such successor index.

If the Calculation Agent determines that the publication of the Index is discontinued and that there is no successor index, or that the closing level of the Index is not available for any reason, on the date on which the level of that Index is required to be determined, the Calculation Agent will determine the amount payable by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that the Index or the method of calculating the Index has been changed at any time in any respect, and whether the change is made by the relevant Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason – then the Calculation Agent will be permitted (but not required) to make such adjustments to that Index or method of calculating that Index as it believes are appropriate to ensure that the level of the Index used to determine the amount payable on the Maturity Date is equitable.

The Calculation Agent shall have the right to make all determinations and adjustments with respect to the Index in its sole discretion.

4. Payment at Maturity, Upon Holder Redemption, Upon Issuer Redemption or Automatic Termination Event

The payment of this Security that becomes due and payable on the Maturity Date, on a Holder Redemption Date, an Issuer Redemption Date or Automatic Termination Event, as the case may be, shall be the cash amount that must be paid to redeem this Security as provided above under “Payment at Maturity”, “Holder Redemption”, “Issuer Redemption” and

“Automatic Termination Event”, respectively. The payment of this Security that becomes due and payable upon acceleration of the Maturity Date hereof after an Event of Default has occurred pursuant to the Indenture shall be the Default Amount. When the payment referred to in either of the two preceding sentences has been paid as provided herein (or such payment has been made available), the principal of this Security shall be deemed to have been paid in full, whether or not this Security shall have been surrendered for payment or cancellation. References to the payment at maturity or upon early redemption of this Security on any day shall be deemed to mean the payment of cash that is payable on such day as provided in this Security. Notwithstanding the foregoing, solely for the purpose of determining whether any consent, waiver, notice or other action to be given or taken by Holders of Securities pursuant to the Indenture has been given or taken by Holders of Outstanding Securities in the requisite aggregate principal amount, the principal amount of this Security will be deemed to equal the Face Amount. This Security shall cease to be Outstanding as provided in the definition of such term in the Indenture when the principal of this Security shall be deemed to have been paid in full as provided above.

5. Redemption Mechanics

(a) Holder Redemption. Subject to the minimum redemption amount provided under “Holder Redemption”, the Holder may require the Company to redeem the Holder’s Securities on any Redemption Date during the term of the Securities provided that such Holder (i) delivers a notice of redemption to the Company via electronic mail by no later than 4:00 p.m. New York City time on the Business Day prior to the applicable Valuation Date; (ii) delivers a signed confirmation of redemption to the Company via facsimile by no later than 5:00 p.m. New York City time on the same day; (iii) instructs the Holder’s DTC custodian to book a delivery versus payment trade with respect to the Holder’s Securities on the applicable Valuation Date at a price per Security equal to the applicable Closing Indicative Note Value on the applicable Valuation Date facing Barclays Capital DTC 5101; and (iv) causes the Holder’s DTC custodian to deliver the trade as booked for settlement via DTC prior to 10:00 a.m. New York time on the applicable Holder Redemption Date, which shall be the third Business Day following the applicable Valuation Date (other than the Final Valuation Date). The final Redemption Date shall be the third Business Day following such Valuation Date that is immediately prior to the Final Valuation Date.

(b) Issuer Redemption. If the Company elects to exercise its right to redeem the Securities under “Issuer Redemption”, the Company will deliver written notice of such election to redeem to the Holder of such Securities not less than ten calendar days prior to the Issuer Redemption Date specified by the Company in such issuer redemption notice. The Final Valuation Date will be deemed to be the fifth Trading Day prior to the Issuer Redemption Date (subject to postponement in the event of a Market Disruption Event), and the Securities will be redeemed on the Issuer Redemption Date specified by the Company in such issuer redemption notice, but in no event prior to the tenth calendar day following the date on which the Company delivers such issuer redemption notice.

(c) Automatic Termination Event. Upon the occurrence of an Automatic Termination Event, the Company will automatically redeem the Securities on the Automatic Redemption Date and will deliver a notice of redemption to DTC in the form attached as Annex

C to the pricing supplement, specifying such date. Upon such redemption, the Holder will receive a cash payment equal to the Automatic Redemption Value for each Security, which shall be specified in such notice. If a market disruption event occurs and is continuing following the occurrence of an Automatic Termination Event and the Calculation Agent is prevented from determining the Automatic Redemption Value, the Company will deliver a notice to DTC specifying the occurrence of an Automatic Termination Event and will deliver a separate notice to DTC to specify the Automatic Redemption Date and the relevant Automatic Redemption Value following the resolution of the applicable market disruption event.

6. Role of Calculation Agent

Initially, the Company will serve as the Calculation Agent. The Company may change the Calculation Agent after the Original Issue Date of the Securities without notice. The Calculation Agent will, in its sole discretion, make all determinations regarding the value of the Securities, including at maturity or upon holder redemption, issuer redemption or redemption arising from an Automatic Termination Event, Market Disruption Events, Valuation Dates, Business Days, Trading Days, the Closing Indicative Note Value, the Long Index Amount, the Financing Level, the Daily Financing Charge, the Daily Investor Fee, the Default Amount, the Maturity Date, the amount payable in respect of the Securities at maturity, upon holder redemption, issuer redemption and upon the occurrence of an Automatic Termination Event and any other calculations or determinations to be made by the Calculation Agent as specified herein. The Calculation Agent shall make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Calculation Agent shall be final and binding on the Company, the Holder and all other Persons having an interest in this Security, without liability on the part of the Calculation Agent.

The Calculation Agent reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

7. Payment

Payment of any amount payable on this Security in cash will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment of any cash payable on this Security will be made to an account designated by the Holder (in writing to the Company and the Trustee on or before the Final Valuation Date) and approved by the Company or, if no such account is designated and approved as aforesaid, at the office or agency of the Company maintained for that purpose in The City of New York (i.e., the office of the Trustee), provided, however, that Payment at Maturity, upon Holder Redemption, Issuer Redemption or Automatic Termination Event shall be made only upon surrender of this Security at such office or agency (unless the Company expressly waives surrender). Notwithstanding the foregoing, if this Security is a Global Security, any payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in said Indenture.

8. Reverse of this Security

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

9. Certificate of Authentication

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

10. Prospectus

Reference is made to (i) the Prospectus related to the Securities, dated August 31, 2010, (ii) the Prospectus Supplement, dated May 27, 2011 and (iii) the Pricing Supplement, dated July 8, 2011, (together, the “Prospectus”). The terms and conditions of this Security as fully set forth in the Prospectus are hereby incorporated by reference in their entirety into this Security and binding upon the parties hereto. In the event of a conflict between the terms of the Prospectus and the terms of this Security, the Prospectus will control and if the Prospectus provides for a specific United States tax characterization, by purchasing a Security, you agree (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to be bound for United States federal income tax purposes to such tax characterization. Copies of the Prospectus are available from the Company or any underwriter or any dealer participating in the offering by calling toll free, 1-888-227-2275 (extension 2-3430).

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

BARCLAYS BANK PLC

By:
Name:
Title:

By:
Name:
Title:

This is one of the Securities of the series designated herein and referred to in the Indenture.

Dated:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”) issued and to be issued in one or more series under an Indenture, dated as of September 16, 2004 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of this Security.

This Security is one of the series designated on the face hereof. References herein to “this series” mean the series designated on the face hereof.

Payments under the Securities will be made without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or authority thereof or therein having the power to tax (each a “Taxing Jurisdiction”), unless such deduction or withholding is required by law. If any such Taxes are at any time required by a Taxing Jurisdiction to be deducted or withheld, the Company will, subject to the exceptions and limitations set forth in Section 10.04 of the Indenture, pay such additional amounts of the principal of such Security and any other amounts payable on such Security (“Additional Amounts”) as may be necessary in order that the net amounts paid to the Holder of any Security, after such deduction or withholding, shall equal the amounts of the principal of such Security and any other amounts payable on such Security which would have been payable in respect of such Security had no such deduction or withholding been required.

If at any time the Company determines that as a result of a change in or amendment to the laws or regulations of a Taxing Jurisdiction (including any treaty to which such Taxing Jurisdiction is a party), or a change in an official application or interpretation of such laws or regulations (including a decision of any court or tribunal), either generally or in relation to any particular Securities, which change, amendment, application or interpretation becomes effective on or after the Original Issue Date in making any payment of, or in respect of, the principal amount of the Securities, the Company would be required to pay any Additional Amounts with respect thereto, then the Securities will be redeemable upon not less than 35 nor more than 60 days’ notice by mail, at any time thereafter, in whole but not in part, at the election of the Company as provided in the Indenture at a redemption price equal to the principal amount thereof.

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The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (considered together as one class for this purpose). The Indenture also contains provisions (i) permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of all series to be affected under the Indenture (considered together as one class for this purpose), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in aggregate principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof on or after the respective due dates expressed herein.

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No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of this Security as herein provided.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Senior Debt Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of this Security is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Senior Debt Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing. Thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

Any return on this Security that may be deemed to be interest will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application

This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in denominations of any multiple of $30. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.

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